Exhibit 10.9.4
FOURTH AMENDMENT TO LEASE
THIS FOURTH AMENDMENT TO LEASE (this "Fourth Amendment") is made and entered into effective as of April 6th , 2022 (the "Effective Date"), by and between GOOGLE LLC, a Delaware limited liability company ("Landlord"), and C3.AI, INC., a Delaware corporation ("Tenant").
RECITALS :
A.    Landlord and Tenant are parties (each, if applicable, as successor-in-interest to one or more parties) to that certain Triple Net Space Lease dated as of October 28, 2011 (as amended and/or modified to date, the "Lease"), pursuant to which Landlord is currently leasing to Tenant, and Tenant is currently leasing from Landlord, certain space (the "Premises") containing approximately 99,560 rentable square feet in the building located at 1300 Seaport Boulevard, Redwood City, California 94063 (the "Building"), as more particularly described in the Lease. All capitalized terms when used herein shall have the same meanings given such terms in the Lease unless expressly superseded by the terms of this Fourth Amendment.
B.    Landlord and Tenant now desire to amend the Lease (i) to extend the term thereof (the "Term"), and (ii) to modify various terms and provisions of the Lease, all as hereinafter provided.
AGREEMENT :
NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Extension of Term. The Term, which is currently scheduled to expire on September 30, 2022, is hereby extended for a period of three (3) months (the "Fourth Amendment Extended Term"), commencing on October 1, 2022 (the "Fourth Amendment Extended Term Commencement Date") and expiring on December 31, 2022, unless sooner terminated pursuant to the terms of the Lease, as amended by this Fourth Amendment (collectively, the "Amended Lease").
2.Rent. Prior to the Fourth Amendment Extended Term, the base rent ("Base Rent") payable by Tenant shall continue to be as set forth in the Lease. During the Fourth Amendment Extended Term, Tenant shall pay monthly installments of Base Rent to Landlord for the Premises as set forth in the following schedule:

Period of Fourth Amendment Extended Term	Monthly Installment of Base Rent
10/1/2022 – 12/31/22	$517,993.08
Notwithstanding anything to the contrary contained in the Lease, from and after the Effective Date, (i) Tenant shall be liable for and shall pay before delinquency, taxes levied against Tenant's equipment, furniture, fixtures and any other personal property located in or about the Premises, and (ii) Tenant shall pay prior to delinquency any (A) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting the Amended Lease, (B) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project (as defined below), including the Project parking facilities; or (C) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. If taxes on Tenant's equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord's property or if the assessed value of Landlord's property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.
3.Condition of Premises. Tenant is currently in possession of the Premises and shall continue to accept and occupy the Premises and the Building in their current "AS IS" condition as of the Effective Date and the Fourth Amendment Extended Term Commencement Date without any agreements, representations, understandings or obligations on the part of Landlord to perform or pay for any alterations, repairs or improvements to the Premises, except as otherwise expressly set forth in the Amended Lease.
4.Landlord's Address for Notices. Effective as of the Effective Date, all notices, consents, demands and other communications delivered by Tenant to Landlord pursuant to and in accordance with the Lease must be addressed to the following addresses:
Originals sent to:
Google LLC
1600 Amphitheatre Parkway
Mountain View, California 94043
Attention: Lease Administration
and
Google LLC
1600 Amphitheatre Parkway
Mountain View, California 94043
Attention: Legal Department / RE Matters
In addition, notwithstanding anything to the contrary contained in the Lease, if a demand, consent or notice (collectively referred to as a "notice") shall be given to either party by the other, the notice shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service at the party's respective notice address(es) set forth in the Amended Lease. Either party may, at any time, change its notice address by giving the other party written notice of the new address in the manner described in this Section.
5.Statutory CASp Disclosure. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." In furtherance of and in connection with such notice: (i) Tenant, having read such notice and understanding Tenant's right to request and obtain a CASp inspection and with advice of counsel, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Premises, the Building, and/or the project in which the Building is located (if any) ("Project") to the extent permitted by applicable laws now or hereafter in effect; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to applicable laws now or hereafter in effect, then Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord on or before the Fourth Amendment Extended Term Commencement Date; (B) any CASp inspection timely requested by Tenant shall be conducted (1) between the hours of 9:00 a.m. and 5:00 p.m. on any business day, (2) only after ten (10) days' prior written notice to Landlord of the date of such CASp inspection, (3) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, the Building, or the Project in any way, (4) in accordance with all of the provisions of the Lease applicable to Tenant contracts for construction, and (5) at Tenant's sole cost and expense, including, without limitation, Tenant's payment of the fee for such CASp inspection, the fee for any reports and/or certificates prepared by the CASp in connection with such CASp inspection (collectively, the "CASp Reports") and all other costs and expenses in connection therewith; (C) Landlord shall be an express third party beneficiary of Tenant's contract with the CASp, and any CASp Reports shall be addressed to both Landlord and Tenant; (D) Tenant shall deliver a copy of any CASp Reports to Landlord within two (2) business days after Tenant's receipt thereof; (E) any information generated by the CASp inspection and/or contained in the CASp Reports shall not be disclosed by Tenant to anyone other than (I) contractors, subcontractors and/or consultants of Tenant, in each instance who have a need to know such information and who agree in writing not to further disclose such information, or (II) any governmental entity, agency or other person, in each instance to whom disclosure is required by law or by regulatory or judicial process; (F) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards, including, without limitation, any violations disclosed by such CASp inspection; and (G) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building, and/or the Project located outside the Premises that are Landlord's obligation to repair as set forth in the Lease, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by applicable laws to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within ten (10) business days after Tenant's receipt of an invoice therefor from Landlord.
6.Brokers. Landlord and Tenant each hereby represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Fourth Amendment, and that it knows of no other real estate broker or agent who is entitled to a commission in connection with this Fourth Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any breach of the foregoing representation and warranty by the indemnifying party in connection with this Fourth Amendment.
7.Counterparts; Transmittal. This Fourth Amendment may be executed in any number of counterparts, which may be delivered electronically, via facsimile or by other means. Each counterpart of this Fourth Amendment shall be deemed to be an original, and all such counterparts (including those delivered electronically or via facsimile), when taken together, shall be deemed to constitute one and the same instrument. In addition, telecopied signatures, electronic signatures (including, without limitation, DocuSign) or signatures transmitted by electronic mail in so-called "pdf" format may be used in place of original signatures on this Fourth Amendment. Each party (i) intends to be bound by its respective telecopy or other electronic signature, (ii) is aware that the other will rely on such telecopied or other electronically transmitted signature, and (iii) acknowledges such reliance and waives any defenses to the enforcement of this Fourth Amendment and the documents affecting the transaction contemplated by this Fourth Amendment based on the fact that a signature was sent by telecopy or electronic transmission only.
8.No Options. Notwithstanding anything to the contrary contained in the Amended Lease Tenant hereby acknowledges and agrees that: (i) Tenant has no (A) options to extend or renew the Lease, (B) early termination, (C) options or rights to expand the Premises or to lease additional space in the real property of which the Premises are a part, (D) rights of first offer and/or rights of first refusal to lease any space in the real property of which the Premises are a part, and (E) options or preferential rights to purchase all or any portion of the Premises or the real property of which the Premises are a part nor any other rights or interests with respect to the Premises or the real property of which the Premises are a part, other than as "Tenant" under the Lease; and (ii) Tenant is not entitled to any improvement allowance, free or abated rent, offset right or any other concessions under the Lease.
9.Attorneys' Fees. Notwithstanding anything to the contrary contained herein, should any claim, action, or proceeding (including, for the avoidance of doubt, any appeals of a claim, action, or proceeding) be commenced between the parties hereto concerning any provision of the Amended Lease, or the rights or duties of any person or entity in relation thereto, each party shall bear its own fees and costs (including, without limitation, attorneys' fees, accounting fees, expert witness fees, consulting fees, court costs, and all other costs) to the extent incurred in prosecuting or defending such claim, action, or proceeding against the other party. Nothing in this Section shall be construed to limit a party's obligation, as may be set forth elsewhere in the Amended Lease, to indemnify another from any fees or costs (including, without limitation, attorneys' fees, accounting fees, expert witness fees, consulting fees, court costs, and all other costs), except to the extent incurred by the indemnified party in an action brought against the indemnifying party to enforce such indemnification provisions under the Amended Lease.
10.Governing Law; Venue. The Amended Lease, is governed by, and shall be interpreted under, the laws of the State of California. Venue for any litigation arising out of the Amended Lease, shall be a court of competent jurisdiction in San Mateo County, California, or if no court of competent jurisdiction exists there, then the next nearest court of competent jurisdiction.
11.No Further Modification. Except as set forth in this Fourth Amendment, all of the terms and provisions of the Lease are hereby ratified and confirmed and shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Fourth Amendment, the terms and conditions of this Fourth Amendment shall prevail.

12.Miscellaneous.
(a)It is understood and agreed that there are no oral agreements between the parties hereto affecting this Fourth Amendment and this Fourth Amendment supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord or Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Fourth Amendment.
(b)If any term, provision or condition contained in this Fourth Amendment shall, to any extent, be invalid or unenforceable, the remainder of this Fourth Amendment, or application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Fourth Amendment shall be valid and enforceable to the fullest extent permitted by law.
(c)None of the Landlord or its partners, beneficiaries, trustees, officers, employees, and agents (collectively, the "Landlord Parties") shall have any personal liability for any default by Landlord under the Amended Lease, or arising in connection herewith, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Amended Lease. The limitations of liability contained in this Section 16 shall inure to the benefit of Landlord's and the Landlord Parties' present and future members, partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective members, partners, heirs, successors and assigns. Under no circumstances shall any present or future member or partner of Landlord have any liability for the performance of Landlord's obligations under the Amended Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.
(d)In performing its obligations under this Lease, Tenant will comply with all applicable commercial and public anti-bribery laws ("Anti-Bribery Laws"), including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010, which prohibit corrupt offers of anything of value, either directly or indirectly to anyone, including government officials, to obtain or keep business or to secure any other improper commercial advantage. Furthermore, Tenant will not make any facilitation payments, which are payments to induce officials to perform routine functions they are otherwise obligated to perform. "Government Officials" include, without limitation, any government employee; candidate for public office; and employee of government-owned or government-controlled companies, public international organizations, and political parties.
(e)In performing its obligations under the Amended Lease, Tenant will (and ensure that its suppliers, subcontractors and other participants in its supply chains will) conduct its business and perform its obligations under the Amended Lease, to ensure compliance with all applicable anti-human trafficking, forced labor, and modern slavery laws and rules including the UK Modern Slavery Act 2015 ("Anti-Modern Slavery Laws"). "Modern Slavery" includes, without limitation, slavery, servitude and forced or compulsory labor, and human trafficking. Tenant will not engage in any acts which would be considered to constitute Modern Slavery and will take reasonable steps to ensure that there is no Modern Slavery in its supply chain.
(f)Tenant will make commercially reasonable and good faith efforts to comply with Landlord’s anti-bribery due diligence process and Landlord’s anti-modern slavery due diligence process, including, without limitation, providing information requested by

Landlord. Tenant will implement due diligence procedures for its own suppliers, subcontractors and other participants in its supply chains to ensure that there is neither violations of Anti- Modern Slavery Laws nor Anti-Bribery Laws in its supply chains.
(g)Tenant may not delegate its duties or subcontract any work performed under the Amended Lease, without Landlord’s prior written consent (which can be revoked at any time). If Landlord does provide such prior written consent, Tenant must enter into a written agreement with such delegees or subcontractors that contains terms that are at least as protective of Landlord as the terms of the Amended Lease, including compliance with Anti-Bribery Laws and Anti-Modern Slavery Laws. Tenant remains responsible for compliance of such delegees or subcontractors and its personnel in all respects with the Amended Lease.
(h)Tenant will keep complete and accurate records relating to the Amended Lease. During the Term, as extended (including by the Fourth Amendment Extended Term), and for a period of one year afterwards, Landlord may audit Tenant’s relevant records to confirm Tenant’s compliance with the Amended Lease. The auditor will only have access to those books and records of Tenant which are reasonably necessary to confirm such compliance.
(i)Landlord may terminate the Amended Lease, immediately upon written notice to Tenant if Landlord believes, in good faith, that Tenant has violated or caused Landlord to violate any Anti-Bribery Laws and/or Anti-Modern Slavery Laws, or that such a violation is reasonably likely to occur.
[SIGNATURES CONTAINED ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Fourth Amendment to be duly executed by their duly authorized representatives as of the Effective Date.

"LANDLORD": GOOGLE LLC, a Delaware limited liability company By: /s/ David Radcliffe Name: David Radcliffe Title: VP, REWS /GSRS	"TENANT": C3.AI, INC., a Delaware corporation By: /s/ Richard J Lutton, Jr. Name: Richard J Lutton, Jr. Title: SVP and General Counsel